PURCHASE AND ASSUMPTION AGREEMENT

     This Agreement, dated as of October 3, 2000, is by and between Capital City Bank, a state chartered bank organized under the laws of Florida ("Buyer") and First Union National Bank, a national banking association organized under the laws of the United States of America ("Seller").

I. DEFINITIONS

     1.1  Certain Defined Terms.

          Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa. The word "including" as used herein shall mean
"including without limitation."

          "ATM Service Facility" means the remote free-standing automated teller machine facility listed on Schedule 1.1(a), which facility is subject to a Real Property Lease.

          "Adjusted Closing Statement" has the meaning set forth in Section 3.2(b) of this Agreement.

          "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

          "Amount of Premium" has the meaning set forth in
Section 3.1 of this Agreement.

          "Assets" has the meaning set forth in Section 2.1 of this Agreement.

          "Benefit Plan" means any pension, profit-sharing, or other employee benefit, fringe benefit, severance or welfare plan maintained by or with respect to which contributions are made by, Sellers or any of their Affiliates with respect to Seller's Employees.

          "Branches" means those branch offices and/or financial centers of Seller listed on Schedule 1.1(a), indicating whether such Branch is Owned Real Property or subject to a Real Property
Lease.

          "Business Day" means any Monday, Tuesday, Wednesday,
Thursday or Friday on which Seller is open for business.

          "Buyer Material Adverse Effect" means an event, occurrence or circumstance which has a material adverse effect on Buyer's ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Buyer Material Adverse Effect shall not include: (i) events or conditions generally affecting the financial services industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on Buyer than that experienced by similarly situated financial services companies, or (ii) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement.

         "Cash Reserve Lines of Credit" means those consumer lines of credit made available to customers of the Branches as a protection against overdrafts on the Deposit Accounts.

          "Cash Reserve Loans" means those loans outstanding on the Closing Date pursuant to Cash Reserve Lines of Credit.

          "Closing" means the purchase of the Assets by Buyer and the assumption of the Liabilities by Buyer on the Closing Date.

          "Closing Date" has the meaning set forth in Section 9.1 of this Agreement.

          "Closing Statement" has the meaning set forth in
Section 3.2(a) of this Agreement.

          "Consumer Loans" means the consumer direct installment loans and certain other consumer lines of credit and loans relating to the Branches , as of the Closing Date. A listing of all such loans, as of July 31, 2000, is set forth on Schedule 1.1(b), and such schedule shall be updated by Seller in connection with the preparation of the Closing Statement and the Adjusted Closing Statement as set forth in Sections 3.1 and 3.2, respectively.

          "Deposit Accounts" means the deposit accounts at the Branches, or otherwise assumed by Buyer pursuant to this Agreement, the balances of which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

          "Deposits" means all deposits (as defined in 12 U.S.C.
Section 1813(l)) which are booked at each of the Branches as of the close of business on the Closing Date or otherwise assumed by Buyer pursuant to this Agreement, including, without limitation, consumer and business and commercial (i) demand deposits, (ii) interest checking accounts, (iii) money market accounts, (iv) savings deposits, (v) time deposits, (vi) jumbo time deposits,
(vii) deposits held pursuant to Retirement Plans, and (viii) deposits relating to debit cards and ATM cards, including in each case accrued but unpaid interest and both collected and uncollected funds, but excluding (v) deposits subject to pending or threatened litigation; (w) deposits subject to liens, other than the Loans and the Cash Reserve Loans, (x) deposits held in accounts for which Seller acts as fiduciary (other than deposits held by Retirement Plans, subject to section 2.9); (y) deposits held pursuant to Seller's CAP asset management accounts; and (z) deposits constituting official checks, travelers checks, money orders or certified checks.

          "Employees" means the employees of Seller employed at the Branches on the Closing Date, and listed on Schedule 8.1, as such schedule may be adjusted on the Closing Date.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Affiliate" means any entity that is considered one employer with Sellers under Section 4001 of ERISA or Section
414 of the Internal Revenue Code of 1986, as amended.

          "Excluded Loan" has the meaning set forth in this
Section 1.1 in the definition of Loans.

          "Federal Funds Rate" means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the "near closing bid" federal funds rate published in The Wall Street Journal on the Business Day following the Closing Date.

          "Fixed Assets" means all fixtures (including signage poles), leasehold improvements, furnishings (excluding artwork owned by Seller), vaults, safe deposit boxes, computers, equipment (including, for example, all ATM machines, but excluding any proprietary software), communications equipment, security system equipment, supplies (other than forms and other supplies which bear Seller's name or logo), and other personal property, which are owned by Seller and which are located at the Owned Real Property and the Leased Facilities on the Closing Date, and which are set forth on Schedule 1.1(c).

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

          "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any applicable state or federal law relating to the protection, preservation or restoration of the environment, including, but not limited to, the following federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Insecticide, Fungicide and Rodenticide Act, each as amended.

          "Leased Facilities" means all Branches and the ATM
Service Facility (including, without limitation, any construction in progress) that are leased under the Real Property Leases.

          "Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

          "Loan Instruments" means the loan agreements, promissory notes, mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements, insurance policies, financing statements, and any other such contract documents relating to the Loans.

          "Loans" means the Consumer Loans to be transferred to Buyer on the Closing Date; provided, however, Loans shall not include (i) non-accrual loans (which term shall include loans in which the collateral securing the same has been repossessed or as to which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed); (ii) loans 90 days or more past due as to principal or interest; or (iii) loans in connection with which the obligor has filed a petition for relief under the United States Bankruptcy Code, or otherwise has indicated an inability or refusal to pay the Loan as it becomes due, prior to the Closing (Loans that satisfy any of such conditions set forth in (i), (ii) or (iii) shall be referred to as "Excluded Loans").

          "Marketable Title" means marketable fee simple title to the Owned Real Property. Marketable Title shall be determined according to applicable Title Standards adopted by authority of the Georgia Bar. Marketable Title shall also mean that Buyer will obtain at its cost and expense a title insurance commitment with respect to each parcel of Owned Real Property which is issued by a reputable title insurance company of national standing for an ALTA Form-B title insurance policy in the amount of the Fair Market Value as determined pursuant to Section 3.3, subject only to such exceptions as would not render title unmarketable.

          "Mediator" means a firm of independent accountants of nationally recognized standing (other than a firm that has performed services for Seller or Buyer or any of their Affiliates during the past three years) mutually agreeable to Seller and Buyer.

          "Overdrafts" means those overdrafts of the book balance of any Deposit Accounts which are not subject to Cash Reserve
Lines of Credit.

          "Owned Real Property" means (i) the land (including the improvements thereon) on which are located any Branches that are listed as "Owned Real Property" on Schedule 1.1(a), and (ii) any building or other improvements relating to such owned real estate (including, without limitation, any construction in progress) that are owned by Seller pursuant to which a Branch is operated.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Real Property Leases" means the lease agreements pursuant to which any Branches listed as leased real property in
Schedule 1.1(b) and the ATM Service Facility are leased by Seller.

          "Retirement Plans" means those non-discretionary individual retirement accounts and qualified retirement plan accounts relating to the Deposits for which Seller acts as custodian or trustee.

          "Seller Material Adverse Effect" shall mean an event, occurrence or circumstance which has a material adverse effect on the Assets, taken as a whole, or Seller's ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Seller Material Adverse Effect shall not include (i) events or conditions generally affecting the financial services industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on Seller than that experienced by similarly situated financial services companies, or (ii) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or employees of Seller to, this Agreement or any of the transactions contemplated by this Agreement.

          "Tenant Lease" shall mean the lease, dated as of October 1, 1993, between the Seller and The Glamour Box, Inc., as amended, for the premises located at 613 Liberty Street, Waynesboro, Georgia.

          "Welfare Benefit Plans" means those Benefit Plans which are "welfare benefit plans" as defined by ERISA.

          "Working Agreement" has the meaning set forth in
Section 2.7 of the Agreement.






II.  PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Purchase of Assets.

           Subject to the terms and conditions of this Agreement, including Section 6.6 and 7.3, Seller agrees to sell, assign and transfer possession of and all right, title and interest of the Seller in and to the following assets to Buyer (the "Assets") and Buyer agrees to purchase the same from Seller, as of the close of business on the Closing Date:

          (a) the Owned Real Property;

          (b)  Seller's rights under the Real Property Leases;

          (c)  the Fixed Assets;

          (d) the Loans, including the collateral for the Loans, and the Loan Instruments;

          (e)  cash on hand in the Branches;

          (f) the Cash Reserve Loans;

          (g) the Overdrafts;

          (h) Seller's rights under the Cash Reserve Lines of
     Credit and any safe deposit box rental agreements relating to safe deposit boxes located at the Branches; and

          (i) Seller's rights as landlord under the Tenant Lease.

     2.2  Assumption of Liabilities.

          Subject to the terms and conditions of this Agreement, including Section 6.6 and Section 7.3, Buyer agrees to assume, pay, perform and discharge the following liabilities of Seller (the "Liabilities") as of the close of business on the Closing Date from and after the Closing Date:

          (a) the Deposits and all terms and agreements relating to the Deposit Accounts;

          (b) Seller's duties and responsibilities relating to the Deposits with respect to: (i) the abandoned property laws of any state, (ii) any legal process which is served on Seller on or before the Closing Date with respect to garnishment claims against or for the Deposits that is not over and above the amount of the Deposits; or (iii) any other applicable law;

          (c) Seller's duties and responsibilities with respect to the Real Property Leases;

          (d) Seller's duties and responsibilities with respect to the Loans, including the collateral for the Loans, and the Loan Instruments;

          (e) Seller's duties and responsibilities with respect to the Cash Reserve Lines of Credit;

          (f) Seller's duties and responsibilities with respect to the Cash Reserve Loans;

          (g) Seller's duties and responsibilities with respect to the Overdrafts;

          (h) Seller's duties and responsibilities with respect to the safe deposit boxes located at the Branches;

          (i) Seller's duties and responsibilities with respect to the Retirement Plans as contemplated by Section 2.9; and

          (j) Seller's duties and responsibilities as landlord under the Tenant Lease.

          Buyer shall not assume any other liabilities of Seller.

     2.3  Transfer and Availability of Books and Records.

          On the Closing Date, or as soon thereafter as is practicable, Seller will transfer and deliver to Buyer such books and records relating to the Assets and the Liabilities as exist and are in the possession or control of Seller (except that, subject to the same exceptions set forth in the next to last sentence of this Section 2.3, Seller shall be permitted to retain such books and records that contain information primarily relating to other assets and liabilities not constituting Assets and Liabilities; provided that in any such case Seller shall provide to Buyer such portions or copies of such books and records as are reasonably necessary to service the Deposits, the Loans and the Cash Reserve Loans on an ongoing basis). All books and records relating to the Assets and the Liabilities held by Seller or Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) that party's standard recordkeeping policies and procedures. Throughout such period, the party holding such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party; provided, however, the parties shall not be required to provide access to, or copies of, any documents or information to the other party to the extent that such access or copies would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process. The requesting party shall give reasonable notice of any such request.

     2.4  Tax Matters.

          (a) Notwithstanding Section 2.5, Buyer and Seller shall each pay one-half of any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

          (b) Notwithstanding Section 2.5, Buyer shall pay to Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Seller if Seller shall have paid, any real property recording costs arising out of the transfer of the Owned Real Property, the Leased Facilities, the Real Property Leases, the Loans and the Fixed Assets.

          (c) Notwithstanding Section 2.5, Seller shall pay to Buyer or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Buyer if Buyer shall have paid, any real property documentary or similar stamp taxes arising out of the transfer of the Owned Real Property, the Leased Facilities, the Real Property Leases, the Loans and the Fixed Assets.

     2.5  Proration of Certain Expenses.

          Subject to the provisions of Section 2.4, all rentals, real estate taxes, personal property taxes (tangible or intangible), and utility, water and sewer charges and assessments, as well as semiannual assessments paid to the Bank Insurance Fund or the Savings Association Insurance Fund with respect to the Deposits, shall be prorated between Buyer and Seller as of the close of business on the Closing Date.

     2.6  Back Office Conversion and Expenses.

          Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and the Liabilities which is maintained on Seller's data processing systems so that Buyer can incorporate such information into Buyer's data processing systems no later than the opening of business on the Business Day following the Closing Date. Buyer also agrees to pay a per item fee of $1.00 for each ACH or paper item after ninety (90) days. In addition to the foregoing, Buyer hereby agrees to pay all fees and expenses (except as otherwise indicated in Section 2.4) relating to the assignment of the Loans from Seller to Buyer. It being understood and agreed, however, that the parties, agree that Loan and collateral transfer mechanics will be determined based upon the characteristics of each category of loan involved. A blanket endorsement/assignment of notes, titles and other associated security instruments included in the Assets is satisfactory with respect to certain loan categories, with the understanding that there shall be at least one blanket assignment per county and any note will be endorsed separately where there is legitimate reason for the same. With respect to real estate loans, Seller will provide Buyer with a prepared non-recorded assignment. Buyer will record assignment promptly and will bear all related recording fees.

     2.7  Processing of Certain Items Pre and Post Closing.

          A draft of the written practices and procedures under which Buyer and Seller shall, among other things, complete the conversion of the Branches and handle certain post closing matters, including, without limitation, all items (including, for example, automated clearing house and electronic funds transfer items) relating to the Assets and the Liabilities, which are presented or returned following the Closing Date, and any claims relating to such items, is attached to this Agreement as Exhibit A (the "Working Agreement"). As promptly as practicable following the execution of this Agreement, the parties agree to finalize the Working Agreement, which shall be substantially in the form of Exhibit A. Notwithstanding the foregoing, it is understood and agreed that the post-Closing exchange of ACH and paper items (checks and deposits) between Seller and Buyer shall continue for a period of 90 days after the Closing Date, and any items submitted to Seller following the expiration of such 90 day period shall be returned by Seller.

     2.8  Information Returns.

          Unless otherwise agreed by Buyer and Seller in writing,
(i) Seller will report to the applicable tax authorities and customers of the Branches all reportable payments made or received in connection with the Branches (including without limitation amounts reportable on Internal Revenue Service Form
1099) from January 1 of the year of the Closing Date through and including the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable tax authorities any amounts required to be so withheld and paid over and (ii) Buyer will report to the applicable tax authorities and customers of the Branches all reportable payments made or received in connection with the Branches (including without limitation amounts reportable on Internal Revenue Service Form
1099) from the day after the Closing Date through and including December 31 of the year of the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable tax authorities any amounts required to be so withheld and paid over. For purposes of the foregoing, the term reportable payments as used in this Section 2.8 shall include, but shall not be limited to, interest paid on the Deposits, interest received on the Loans and the Cash Reserve Loans, and any other information returns required with respect to the Assets and the Liabilities.

     2.9. Actions With Respect to Retirement Plan Deposits.

          Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each Retirement Plan deposit of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such Retirement Plan and applicable law, appoint Buyer (or one of Buyer's Affiliates designated by Buyer) as successor trustee or custodian, as applicable, of each such Retirement Plan, and Buyer or such Affiliate agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary of each such Retirement Plan such notice of the foregoing as is required by the documentation governing each such Retirement Plan or applicable law. If, pursuant to the terms of the documentation governing any such Retirement Plan or applicable law, (x) Seller is not permitted to name Buyer or its Affiliate as successor trustee or custodian or the IRA grantor or Keogh Plan named fiduciary objects in writing to such assignment, or is entitled to, and does, in fact name a successor trustee or custodian other than Buyer of its Affiliate, or (y) such Retirement Plan includes assets, which are not deposit liabilities of Seller and are not being transferred to Buyer, and the assumption of the deposit liabilities of Seller included in such Retirement Plan would result in a loss of qualification of such Retirement Plan under the Internal Revenue Code of 1986, as amended, or applicable Internal Revenue Service regulations, all deposit liabilities held under such Retirement Plan shall be excluded from the Deposits.

     2.10 Risk of Loss.

          If the Branches or Fixed Assets are damaged by fire or other casualty prior to the Closing Date, Buyer shall have the option of either: (a) utilizing any insurance proceeds payable by virtue of such loss or damage to restore the damaged Branches or Fixed Assets; or (b) terminating this Agreement solely with respect to the obligations of Buyer to purchase the damaged Branches or Fixed Assets or any of the other Assets related thereto and/or to assume the Liabilities related thereto (other than the Loans and Deposits, at Buyer's option), without liability to Buyer.

III. CONSIDERATION

     3.1  Calculation.

          In consideration of Buyer's purchase of the Assets and its assumption of the Liabilities, Seller agrees to pay to Buyer an amount equal to the Deposits, plus accrued interest thereon, less the sum of the following (the "Purchase Price"), in each case calculated as of the close of business on the Closing Date:

          (a) the net book value, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, of the Fixed Assets as of the Closing
     Date;

          (b) the Fair Market Value of the Owned Real Property determined in accordance with Section 3.3 in consideration of the Owned Real Property as of the Closing Date;

          (c) the principal amount of the Loans and the Cash
     Reserve Loans, plus accrued interest thereon;

          (d) the amount of cash on hand at the Branches;

          (e) the principal amount of the Overdrafts;

          (f) the net amount (which may be a negative amount) of taxes payable by Buyer and Seller under Section 2.4 (i.e., the amount payable by Buyer less the amount payable by Seller);

          (g) the net amount (which may be a negative amount) of any adjustments under Section 2.5 (i.e., the amount payable by Buyer less the amount payable by Seller); and

          (h) an amount equal to 10.95 percent of the daily Deposit average for the ten days preceding the Closing Date (the "Amount of Premium"); provided, however, that for purposes of calculating the Amount of Premium, the Deposits shall not include (x) public deposits, or (y) deposits that are the subject of pending or threatened litigation.

     3.2  Settlement.

          (a) Not later than the Saturday following the Closing Date, Seller shall deliver to Buyer the closing statement prepared in accordance with Seller's customary practices and procedures used in preparing financial statements with Buyer's input and in accordance with the terms of this Agreement, substantially in the form of Exhibit B to this Agreement (the "Closing Statement"), which shall be completed as of the close of business on the Closing Date and be the basis of the payment to be made to Buyer's account on the Monday following the Closing Date (the "Settlement Payment").

          (b) The parties shall cooperate in the preparation of the adjusted closing statement within 30 days after the Closing Date which shall be prepared in accordance with Seller's customary practices and procedures used in preparing financial statements and in accordance with the terms of this Agreement, substantially in the form of Exhibit C to this Agreement (the "Adjusted Closing Statement"), which shall be completed as of the close of business on the Closing Date. By 10:00 A.M. on the Business Day after Buyer and Seller agree to the Adjusted Closing Statement, or Buyer and Seller receive notice of any determination of the Adjusted Closing Statement under subsection (c) below, Seller shall pay by wire transfer to Buyer (or Buyer shall pay by wire transfer to Seller, as the case may be) an amount (the "Adjustment Payment") equal to the amount due stated on the Adjusted Closing Statement, plus interest from the day after the Closing Date through the Adjustment Payment Date at a rate per annum (calculated daily based on a 360-day year) equal to the Federal Funds Rate.

          (c) If the parties are unable to agree on the Adjusted Closing Statement within 30 days after the Closing Date, either party may submit the matter to the Mediator, which shall determine all disputed portions of the Adjusted Closing Statement in accordance with the terms and conditions of this Agreement within 30 days after the submission. The parties shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Adjusted Closing Statement in bad faith. The Adjusted Closing Statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

          (d) The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two Business Days prior to such payment.

     3.3  Fair Market Value.

          The fair market value of the Owned Real Property for purposes of Section 3.1(b) (the "Fair Market Value") shall be determined in accordance this Section 3.3 no later than seventy-five(75) days after the date hereof. Within ten (10) Business Days after the date hereof, the Buyer shall deliver to the Seller a list of three (3) appraisers selected by Buyer. Seller shall then within five (5) days of receiving such list select one (1) appraiser (the "Appraiser") from the list and the Appraiser shall conduct the appraisal under this Section 3.3. The Appraiser shall determine the Fair Market Value of such Owned Real Property for its current use prepared in accordance with customary practices and procedures by an M.A.I. appraiser. For all purposes hereunder, the Fair Market Value shall be the amount of cash which the Appraiser determines would be realized by Seller if Seller sold the Owned Real Property, as a willing seller, to a willing buyer on the Closing Date, in vacant condition to be used solely for their current uses, subject to all liabilities, liens, and other encumbrances to which the Owned Real Property is subject. The costs of any such appraisals shall be paid by Buyer.

     3.4  Overdraft Repurchases.

          Subject to the provisions set forth in this Section
3.4, Seller agrees to repurchase from Buyer, on demand, Overdrafts which have remained outstanding for forty-five (45) calendar days following the Closing Date. Such repurchase shall occur within five (5) Business Days following the forty-five (45)- day period. The amount of such repurchase shall be equal to the lesser of the balance of the Overdraft as of the Closing Date or the lowest balance of the Overdraft during such forty-five (45)- day period. Notwithstanding Seller's obligation to repurchase Overdrafts, Buyer shall use its reasonable best efforts to collect such Overdrafts prior to the expiration of such forty-five (45)-day period; provided, however, that Buyer's reasonable best efforts to collect Overdrafts shall not require that it initiate or pursue any legal action against any person.






IV. SELLER'S REPRESENTATIONS AND WARRANTIES

          Seller makes the following representations and warranties to Buyer.

     4.1  Organization, Power and Authority.

          (a) Seller is a national banking association duly organized under the laws of the United States, validly existing and in good standing. Seller has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by the parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms except as enforcement may be limited by federal and state regulators of Seller or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (b) The performance of this Agreement by Seller will not violate any provision of the Articles of Association or charter or Bylaws of Seller, or any applicable law, rule, regulation, or order or any contract or instrument by which Seller is bound, except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

     4.2  Litigation and Regulatory Proceedings.

          There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Seller's knowledge) threatened against Seller or any of the Assets or the Liabilities, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or nonconsent.


     4.3  Consents and Approvals.

          No consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller's consummation of the transactions contemplated by this Agreement, other than any required lessor consents to the assignment of the Real Property Leases and as may be required as a result of any facts or circumstances relating solely to Buyer.

     4.4  Owned Real Property.

          (a) Schedule 1.1(a) contains a list of all the Owned
     Real Property.

          (b) Seller will convey good and Marketable Title, such as is insurable by any reputable title insurance company, to the Owned Real Property, free and clear of all encumbrances, except for easements, restrictions and other encumbrances of record or visible from the ground, applicable zoning laws, building restrictions and all other laws of duly constituted public authorities, grants of public rights of way, standard exceptions in the title insurance policy (except for those to be removed pursuant to Section 9.3), and liens for taxes and assessments not delinquent. Seller shall maintain in effect from the date of this Agreement until the Closing Date, all property, liability, fire and casualty insurance in effect as of the date hereof with regard to the Owned Real Property, including the structures, leasehold improvements and Fixed Assets relating to the Branches.

          (c) To the knowledge of Seller, Seller has not received any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable environmental, zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property.

          (d) To the knowledge of Seller, Seller has not received any written notice of a condemnation proceeding relating to the Branches.

          (e) To Seller's knowledge, Seller has received no notice of any existing or pending special assessments affecting the Owned Real Property, which may be assessed by any governmental authority, water or sewer authority, drainage district or any other special taxing district.

          (f) To Seller's knowledge, there are no outstanding agreements, options or commitments of any nature obligating
     Seller to transfer any of the Branches, Owned Real Property or rights or interests therein to any other party.

          (g) To Seller's knowledge there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or oral) which grant any possessory interest in and to any space situated on or in the Owned Real Property or that otherwise give rights with regard to the use of the Owned Real Property or the Leased Facilities or any portion thereof, except as set forth on Schedule 4.4(g).

     4.5  Fixed Assets.

          Seller has good and marketable title to the Fixed Assets, free and clear of all encumbrances, claims, charges, security interests, or liens, if any, which do not materially detract from the value of or interfere with the use of the Fixed Assets. The Fixed Assets are in all material respects in satisfactory working order and condition, ordinary wear and tear excepted.

     4.6  Ownership of Cash Reserve Loans.

          Seller has full power and authority to hold each Cash Reserve Loan, and has good title to the Cash Reserve Loans free and clear of all liens and encumbrances. Seller is authorized to sell and assign the Cash Reserve Loans to Buyer and, upon such assignment, Buyer will have the rights of Seller with respect to the Cash Reserve Loans in accordance with the terms and conditions thereof.

     4.7 Loans.

          (a) Seller has full power and authority to hold each Loan, and has good and marketable title to the Loans free and clear of all liens and encumbrances. Seller is authorized to sell and assign the Loans to Buyer and, upon assignment, Buyer will have the rights of Seller with respect to the Loans in accordance with the terms and conditions thereof.

          (b) Each Loan was originated in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on Seller's books and records is true and correct as of the last day shown thereon. None of the Loans is an Excluded Loan. Seller has complied in all material respects with all of their obligations under the Loan Instruments.

          (c) Other than the representations and warranties in
     Section 4.7(a) and (b), all Loans and Loan Instruments transferred to Buyer on the Closing Date pursuant to Section 2.1(d) shall be transferred on an "AS IS" basis and without recourse to Seller and without any representations or warranties as to the collectibility of any such Loan or the creditworthiness of any such obligor.

     4.8  Validity of and Compliance with Real Property Leases.

          The Real Property Leases are valid and existing leases under which Seller, as lessee, is entitled to possession of the leased premises. To Seller's knowledge, no event has occurred and is continuing, which constitutes a default under any of the Real Property Leases. Subject to Seller's obtaining any necessary landlord consents, the assignment of such leases will transfer to Buyer all of Seller's rights under the Real Property Leases.

     4.9  Compliance with Certain Laws.

          The Deposit Accounts and the Cash Reserve Lines of Credit were opened, extended or made, and have been maintained, in accordance with all applicable federal, state and local laws, regulations, rules and orders, and the Branches have been operated in compliance with Seller's policies and procedures and all applicable federal, state and local laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Seller Material Adverse Effect.

     4.10 FDIC Insurance.

          The Deposits are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.

     4.11 Deposit, Loan and Other Data.

          All written or magnetically (or otherwise) recorded information relating to the Assets and the Liabilities that have been delivered (or will be delivered) by or on behalf of Seller to Buyer was (or will be when delivered in the future) accurate in all materials respects as of the date provided.

     4.12 Organization.

          Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

     4.13 Tenants.

          Except as set forth on Schedule 4.13, there are no tenants or other occupants of the Owned Real Property or the Leased Facilities.

     4.14 Untrue Statements.

          No representation or warranty by Seller in this Agreement or any exhibit hereto, and/or any statement, schedule, list or officer's certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain, as of the date of delivery thereof or as amended or supplemented at the Closing Date and at the date of payment of the Adjustment Payment, respectively, any untrue statement of material fact, or, to Seller's knowledge, omits or will omit to state any material fact, necessary to make the statements contained herein or therein not misleading.

V. BUYER'S REPRESENTATIONS AND WARRANTIES

          Buyer makes the following representations and warranties to Seller.




     5.1  Organization, Power and Authority.

          (a) Buyer is a state chartered bank duly organized under the laws of Florida, validly existing and in good standing. Buyer has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms except as enforcement may be limited by federal and state regulators of Buyer or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (b) The performance of this Agreement by Buyer will not violate any provision of the Articles of Association, charter, Bylaws or similar governing documents of Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which Buyer is bound except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

     5.2  Litigation and Regulatory Proceedings.

          There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Buyer's knowledge) threatened against Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Buyer knows of no reason for any such opposition, disapproval or nonconsent.

     5.3  Consents and Approvals.

          Except for required regulatory approvals no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Buyer's consummation of the transactions contemplated by this Agreement other than what may be required as a result of any facts or circumstances relating solely to Seller.

     5.4 Regulatory Capital and Condition.

          To Buyer's knowledge, Buyer is in compliance with all capital standards as of the date hereof, and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated by this Agreement solely as a result of its current level of regulatory capital.
As of the date of this Agreement, there is no pending or threatened legal or governmental proceedings against Buyer or to Buyer's knowledge any Affiliate that would affect Buyer's ability to obtain the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

     5.5  Untrue Statements.

          No representation or warranty by Buyer in this Agreement or any exhibit hereto, and/or any statement, schedule, list or officer's certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain, as of the date of delivery thereof or as amended or supplemented at the Closing Date and at the date of payment of the Adjustment Payment, respectively, any untrue statement of material fact or, to Buyer's knowledge, omits or will omit to state any material fact, necessary to make the statements contained herein or therein not misleading.

VI. ADDITIONAL AGREEMENTS OF SELLER

     6.1  Access to Seller's Premises, Records and Personnel.

          (a) Upon execution of this Agreement, Seller shall give Buyer and its representatives such access to the Branches as Buyer may reasonably request, provided that Buyer does not unreasonably interfere with the business operations of the Branches. Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement, none of which shall have a material adverse effect on Buyer's ability to conduct its due diligence under this Agreement.

          (b) Anything contained in this Agreement to the contrary notwithstanding, Seller shall not be required to disclose, or to cause the disclosure to Buyer or its representatives (or provide access to any offices, properties, books or records of Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for Seller, nor shall Seller be required to permit or to cause others to permit Buyer or its representatives to copy or remove from the offices or properties of Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on Buyer.

          (c) At Buyer's request and subject to Section 11.11, Seller shall authorize and permit certain of its officers and members of management to engage in discussions with Buyer for the purposes of discussing the operations of the Branches negotiating and concluding management employment contracts, employee benefit plans, and new incentive plans and Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of Seller pursuant to such discussions with Buyer, except to the extent disclosure is required by applicable law or court process.

     6.2  Regulatory Approvals.

          Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also agrees to cooperate with Buyer in obtaining any regulatory approval which Buyer must obtain before the Closing. Seller shall notify Buyer promptly of any significant development and provide copies of all correspondence with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller's receipt of the same.

     6.3  Conduct of Business.

          Except as provided in this Agreement or as may otherwise be agreed upon by Buyer, Seller will continue to carry on its operations at the Branches until the Closing in the ordinary course of business, consistent with prudent business practices. From the date hereof through the Closing Date, Seller

          (a) shall use reasonable efforts to maintain and preserve intact its advantageous business relationships, including relationships with the Branches' customers;

          (b) other than in the ordinary course of business, shall not purchase or dispose of any Assets with an aggregate value in excess of $5,000 without the prior written consent of Buyer, which shall not be unreasonably withheld;

          (c) except as otherwise provided in this Agreement, shall not specifically encourage or solicit any customer maintaining an account at the Branches in any manner to transfer such account to Seller or any other financial institution;

          (d) without the prior written consent of Buyer, which shall not be unreasonably withheld, shall not pay above market rates on the Deposits or conduct any special promotion or premium for new accounts or additional deposits to existing accounts specifically for the Branches;

          (e) shall not institute any changes in wages, salaries or payments paid to employees of the Branches, other than normal raises and adjustments in the ordinary course of business and consistent with past practice;

          (f) shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, make any commitments for expenditures of a capital nature for the Branches;

          (g) shall not dispose of any part of the Branches without the consent of Buyer;

          (h) shall make no changes in the personnel employed at the Branches other than terminations for cause or replacement of departed personnel. Seller shall not transfer any of the Employees to any of its other facilities from the date hereof through the Closing Date; provided, however, that Seller may transfer any Employees who have voluntarily posted for other positions with Seller, as identified on Schedule 6.3(h), prior to the date of the announcement of the Agreement. Seller also agrees that it shall not hire any employees employed at the Branches after the announcement of the Agreement until the Closing Date;

          (i) shall not change any of its deposit account practices specific to the Branches, except as required by changes in applicable law or Seller's practice with respect to its deposit accounts generally; provided, however, that any such change in Seller's practices shall not adversely affect the consummation of the transactions contemplated by the Agreement.

          (j) shall not take any action which would materially affect Buyer's rights hereunder or the Assets or the Liabilities;
and

          (k) shall take no action which would adversely affect or delay the ability of any party hereto to obtain any regulatory approval or to perform its covenants and agreements under this Agreement.

          Seller shall maintain the Owned Real Property and the Leased Facilities in their current condition, ordinary wear and tear excepted and shall not terminate the operation of any Branch, unless those operations cease due to events beyond Seller's control or as required by law. Seller will notify Buyer of any event of which Seller obtain knowledge which would make any of Seller's representations under Article IV of this Agreement false in any material respect.

     6.4  Covenant of Seller's Not to Solicit.

          Seller hereby agrees that for a period of two (2) years from the Closing Date, Seller and its Affiliates shall not specifically target and solicit customers of the Branches whose Deposits or Loans are being assumed or purchased by Buyer; provided, however, that nothing in this Section 6.4 shall (i) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public or to a group of customers who may include customers of the Branches, provided that such group is defined by criteria other than primarily as customers of the Branches,(ii) otherwise prevent Seller or its Affiliates from taking such actions as may be required to comply with applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of Seller or its Affiliates, or (iii) restrict or prevent Seller or its Affiliates from soliciting or providing any CAP accounts, commercial loans, brokerage, capital markets, trust, investment advisory or any other financial services or products to any customer whose Deposits are assumed by, or whose Loan is assigned to, Buyer pursuant to this Agreement or any other customer, except that neither Seller nor any of its Affiliates may solicit any deposit or lending business that has the purpose or effect of replacing in whole or in part any Deposit assumed by, or Loan assigned to, Buyer pursuant to this Agreement.

     6.5. Covenant of Seller not to Compete.

          Seller hereby agrees not to open a de novo full-service branch facility within the county in which each Branch is located (the "Noncompete Area") for a period of one (1) year from the Closing Date; provided, however, that the Seller, or its Affiliates, shall be expressly permitted to acquire a commercial bank notwithstanding the fact that the commercial bank to be acquired has a branch or other facility in the Noncompete Area so long as a substantial part of the business and assets of such institution are located outside of the Noncompete Area (an "Acquired Commercial Bank"). In the event that Seller decides to sell any branches located within the Noncompete Area of such Acquired Commercial Bank within one (1) year of the date of this Agreement, then Buyer shall have a right of first refusal with respect to such branches at the same percentage of premium that Seller paid to the Acquired Commercial Bank.

     6.6  Consents.

          Within sixty (60) days from the date hereof, Seller agrees to use its reasonable best efforts to obtain from lessors and any other parties to any Real Property Leases any required consents to the assignment of such leases and agreements that will occur as a result of this Agreement or the transactions contemplated hereby. If any such required consent cannot be obtained, then the Agreement shall be terminated with respect to such Branch (including with respect to the Assets and Liabilities associated with such Branch)); provided, however, that prior to such termination, the parties hereby agree to negotiate in good faith (including negotiation of the amount of premium with respect to the deposits associated at such Branch), and Buyer and Seller shall use their reasonable best efforts, to make alternative arrangements reasonably satisfactory to Buyer and Seller that provide Buyer, to the maximum extent reasonably possible, the benefits of such Branch or other Owned Real Property or Leased Facility in a manner that does not violate the underlying lease or agreement.

     6.7  Movement of Deposits.

          Seller agrees that unless expressly requested by the customer, accounts will not be moved by Seller into or out of the Branches until a documented process has been reviewed and approved by Buyer (details of which shall be documented in the Working Agreement). All account movement under the approved process will be completed by thirty (30) days prior to the Closing Date. Seller also agrees that regardless of the aforementioned process, all accounts where the customer lives outside of a centroid of 35 miles of the zip codes of the Branches and the customer has not transacted business in any of the Branches for the prior three (3) months will be removed from the sale no later than thirty (30) days prior to Closing..

     6.8  Buyer's Right to Reject Loans.

          (a) During the period beginning on a date no later than seventy-five (75) calendar days after the execution of this Agreement and ending on the eighth (8th) Business Day after such date (the "Review Period"), Seller shall afford to the officers and authorized representatives of Buyer, subject to Seller's normal security requirements, access to all necessary Loan Instruments relating to the Loans and Cash Reserve Loans existing on the date thereof in order that Buyer may have full opportunity to make reasonable investigations of the Loans and Cash Reserve Loans, the Loan Instruments and the Loan collateral.

          (b) During the period beginning two (2) weeks prior to the Closing Date and ending three (3) Business Days after such date (the "New Loan Review Period"), Seller shall afford to the officers and authorized representatives of Buyer, subject to Seller's normal security requirements, access to all necessary Loan Instruments relating to the Loans and Cash Reserve Loans that were originated after the date hereof and were not included in the Review Period described in section 6.8(a), in order that Buyer may have full opportunity to make reasonable investigations of the Loans and Cash Reserve Loans, the Loan Instruments and the Loan collateral.

          (c) Notwithstanding the foregoing, Seller shall not be required to provide access to or to disclose information during the Review Period or the New Loan Review Period where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement (none of which will have a material adverse effect on Buyer's ability to conduct its due diligence under this Agreement).

          (d) No later than four (4) Business Days following the expiration of the Review Period and the New Loan Review Period, Buyer shall notify Seller in writing of the existence of any of the following defects relating to the Loans (any such Loan being called an "Identified Loan"):

          (i) Loan Instruments, which are material to the enforceability of a Loan, have been lost or are missing or are reasonably believed by Buyer to be defective or unenforceable;

               (ii)a Loan is an Excluded Loan;

               (iii) a Loan was not originated or has not been administered in compliance in all material respects with applicable laws or the Loan Instruments pertaining to such Loan are not legal, valid and binding or do not contain the true signature of an obligor;

               (iv)Seller's rights in any collateral are not perfected or enforceable, or the priority of such rights are not as reflected in the records;

               (v)The Loan is 30-89 days past due;

               (vi)The loan has been thirty (30) days past due more than two (2) times and the most recent FICO score is less than six hundred (600); or

               (vii) any loan that is the subject of pending or threatened litigation;

          (e) Following receipt of any such notice, and at any time prior to the date of notification to the customers of the assignment of the Loans pursuant to applicable law, Seller may in its sole discretions attempt to cure any such defect to Buyer's reasonable satisfaction. If Seller is unable or unwilling to cure such defect to Buyer's reasonable satisfaction, Buyer shall have the right to reject such Identified Loan.

          (f) From the period beginning two weeks before the Closing Date and ending on the Closing Date, Seller shall not originate any new Loans, or a new Cash Reserve Loan in excess of $25,000, without the prior consent of Buyer.

          (g) Buyer's investigation and right to reject pursuant to this Section 6.8 shall not modify, diminish or have any affect on Seller's representations and warranties or obligation to indemnify Buyer, or on Buyer's rights, set forth in this Agreement.

VII.  ADDITIONAL AGREEMENTS OF BUYER

     7.1  Regulatory Approvals.

          Buyer shall prepare and file, with the assistance of Seller, as soon as practicable, but not later than twenty (20) calendar days following the date of this Agreement, all applications, as required by law, to the appropriate federal and/or state regulatory authorities for approval to effect the transactions contemplated by this Agreement and shall use its good faith efforts to obtain such approvals. Buyer also agrees to cooperate with Seller in obtaining any regulatory approval which Seller must obtain before the Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer's receipt of the same.

     7.2  Change of Name, Etc.

          Immediately after the Closing, Buyer will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer's name and logo, (b) notify all persons whose Cash Reserve Loans, Loans, or Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the Federal Deposit Insurance Corporation and any other regulatory authorities required as a result of the
consummation of such transactions.   Buyer agrees not to use any
forms or other documents bearing Seller's or any Affiliates' name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. As soon as practicable and, in any event, not more than ten (10) nor less than two (2) calendar days prior to the Closing Date, Buyer will mail new checks reflecting its transit and routing number to customers of the Branches with check writing privileges. Buyer shall use its best efforts to encourage these customers to begin using such checks and cease using checks bearing Seller's name.

     7.3  Owned Real Property and Leased Facilities.

          (a)  Purchase of Owned Real Property and Assignment of
               Leased Facilities.

               Except as expressly set forth in this Agreement, Buyer hereby acknowledges and agrees that: (i) Buyer is expressly purchasing the Owned Real Property and is taking assignments of and assuming the Leased Facilities in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to any facts, circumstances, conditions and defects; (ii) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same; (iii) Seller has specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Owned Real Property and the Leased Facilities and of all risk of adverse conditions; and (iv) Buyer has or will have prior to the Closing undertaken all such physical inspections and examinations of the Owned Real Property and the Leased Facilities as Buyer deems necessary or appropriate as to the condition of the Owned Real Property and the Leased Facilities. Except as expressly set forth in this Agreement, Buyer acknowledges that Seller has made no representations or warranties and shall have no liability to Buyer (and Buyer hereby waives any right to recourse against Seller) with respect to the conditions of the soil, the existence or nonexistence of hazardous substances, any past use of the Owned Real Property, the economic feasibility of the Owned Real Property and the Leased Facilities, or the Owned Real Property's and Leased Facilities' compliance or noncompliance with all laws, rules or regulations affecting the Owned Real Property and the Leased Facilities.

          (b)  Buyer Due Diligence.

               Buyer may, at Buyer's option, within forty-five
          (45) days from the date of this Agreement, undertake such physical inspections and examinations of the Owned Real Property and the Leased Facilities (subject to any landlord's approval or consent as may be required), and the legal title thereto, including such inspections of the buildings thereon, as Buyer deems necessary or appropriate. The cost of any such inspections and examinations shall be responsibility of Buyer. On or before the Closing Date, Buyer may, at Buyer's expense, have a survey prepared with respect to each Branch.

               (i)  Existence of Material Defect.

                    If Buyer shall discover a Material Defect, as
               defined herein, as a result of Buyer's inspections and examinations, Buyer shall give Seller written notice as soon as possible (but in no event later than the expiration of the 45 day period) describing the facts or conditions constituting such Material Defect and the measures which Buyer reasonably believes are necessary to correct such Material Defect. Seller shall notify Buyer within five (5) days of receipt of such written notice whether Seller elects to cure such Material Defect or terminate the Agreement with respect to such Branch, unless Buyer elects to waive such Material Defect. If Seller elects to cure, then Seller shall have thirty (30) days from the date of the receipt of Buyer's notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Buyer's reasonable satisfaction and Seller's reasonable cure shall be a condition to Buyer's obligation to purchase the Assets and assume the Liabilities with respect to such Branch under this Agreement. If Seller fails to cure a Material Defect within such thirty (30) day period, or if Seller elects not to cure a Material Defect, Buyer may terminate this Agreement with respect to the Branches that have such Material Defect (including with respect to the Assets and Liabilities associated with such Branches); provided, however, that Buyer agrees to negotiate with Seller according to the process described in Section 7.3(b)(ii) prior to exercising Buyer's right to terminate the Agreement with respect to any such Branch. "Material Defect" shall mean the existence of:

                         (x) a lien or encumbrance or other title
                    defects on the legal title, or a zoning
                    violation not waived or grandfathered for use as a branch bank which would run to Buyer, or a substantial land use defect affecting use as a branch bank as shown on a current accurate survey furnished by Buyer, to the Owned Real Property (or to the Leased Facilities, but only to the extent affecting use as a branch bank), which Seller cannot clear title or cure the defect by providing an indemnification to the title insurance company or other entity or using reasonable efforts and expending no more than $25,000 with respect to one Owned Real Property (provided Seller agrees to use reasonable efforts and expend up to $25,000 to cure such defects);

                         (y) any discharge, disposal, release or
                    emission (or presence, but only if such
                    presence violates Federal State or local
                    laws) of any Hazardous Material in the ground or the structure of the Owned Real Property or Leased Facilities or the existence of any underground storage tank for which the Buyer has been advised in writing by its legal counsel that the tank is not in compliance with Federal, state or local laws; or

                         (z) with respect to the buildings,
                    material deficiencies in the plumbing,
                    electrical, HVAC, drive thru air transport system, roof, walls, or foundations.

                    Provided, however, that in addition to
               satisfying the criteria described in the preceding subsections (y) and (z), the cost to cure such conditions shall be more than $10,000 individually, or more than $75,000 in the aggregate, based on a reasonable good faith estimate from a reliable third party. The parties further agree that the provisions set forth in
               Section 7.3(b)(ii) shall govern the risk and responsibility of the parties in connection with any such expense in excess of such amounts with respect to each Owned Real Property and Leased Facility.

               (ii) Continued Existence of Material Defect;
                    Negotiation by Buyer and Seller.

                    If Seller does not elect to cure any such
               Material Defect or is unable to cure such Material Defect to Buyer's reasonable satisfaction at least thirty (30) days prior to the Closing, and Buyer does not elect to waive such Material Defect, the parties shall negotiate in good faith with a view towards arriving at a mutually acceptable resolution of the issue. The parties further intend that the effort to identify a mutually acceptable resolution shall include consideration by the parties of the following:

                         (x) subject to Seller's ability to do so
                    pursuant to the terms of its Real Property
                    Lease relating to any Leased Facilities, Buyer may in its sole discretion purchase the assets related to the subject Owned Real Property or Leased Facility other than the Owned Real Property (in which case the Purchase Price shall be adjusted accordingly) and assume the liabilities (other than the Real Property Lease) associated with the Owned Real Property or Leased Facility affected by the Material Defect, and lease (or sublet in the case of any Leased Facilities) the real estate and improvements associated therewith from Seller for a period of twelve (12) months at their fair market rental value (or, in the case of a sublease, Seller's then current rental payments) and on such other terms as shall be mutually agreeable to Seller and Buyer and during which time Buyer may construct or arrange for another facility in which to operate the business of the affected Owned Real Property or Leased Facility;

                         (y) indemnification of Buyer by Seller;
                    provided, however, with regard to the Leased
                    Facilities, Seller would only indemnify and defend Buyer from any expenses arising out of a Material Defect set forth in Section 7.3(b)(i)(z), identified by Buyer during the review period set forth in Section 7.3(b) and for which timely notice has been given to Seller, existing on the Leased Facilities on the date of assignment of the Real Property Leases to Buyer which is the responsibility of Seller as lessee under such Real Property Lease, it being understood that this covenant would be effective only during the initial term of Buyer's leasehold interest (excluding renewals, extensions, and new leases) and would not extend to liability arising out of Buyer's acts or omissions, and provided, further, that Seller's obligation to indemnify Buyer would not be required to exceed $250,000 in the aggregate; or

                         (z) adjustment of the Purchase Price;
                    provided, however, any such Purchase Price adjustment would not exceed $250,000 in the aggregate.

                    In the event that the parties are unable to
               reach a mutually satisfactory resolution, then Buyer shall have the right in its sole discretion to terminate the Agreement with respect to such Branch (including with respect to the Assets and Liabilities associated with such Branch).

               (iii)Lessor Consent to Cure of Material Defect.

                    With regard to the Leased Facilities, Buyer
               and Seller understand that conducting the inspections and affecting the cure of a Material Defect, if any, may require the action or the consent of the lessor. In the event that the lessor elects not to undertake such action or give such consent relating to the cure of a Material Defect, then Buyer may terminate the Agreement with respect to such Branch (including with respect to the Assets and Liabilities associated with such branch).

(c)        Access to Seller's Records.

In connection with Buyer's inspections and examinations of the Owned Real Property and the Leased Facilities, Seller shall, to the extent of Seller's Access, within fifteen
          (15) days of the date of this Agreement, and subject to the provisions of Section 7.3(d), provide Buyer with copies of all assessments (including Phase I and Phase II reports), audits, correspondence, notices, letters, determinations and plans and the documents relating to the discharge, or the potential discharge, remediation or cleanup of Hazardous Material on Owned Real Property or the Leased Facilities; provided, however, that such copies shall be provided for informational purposes only and Seller makes no representations or warranties with respect to the contents thereof.


          (d) Confidentiality of Seller's Records.

               No information or the contents of any
          environmental audits, nor the results of any investigation of the Owned Real Property or the Leased Facilities conducted pursuant to this section, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Buyer or its agents, consultants or employees to any third party without Seller's prior written approval, unless and until Buyer is legally compelled to make such disclosure under applicable laws or until Buyer completes its purchase of the Owned Real Property or assumes the Real Property Lease pursuant to this Agreement. Notwithstanding the foregoing, Buyer may disclose such matters to its directors, executive officers, legal counsel and such employees who are reasonably required to receive such disclosure (such parties being referred to as "Buyer" for purposes of this section), the specific identities of whom shall be supplied to Seller prior to any permitted disclosure to such party by Buyer. If this Agreement is terminated for any reason, Buyer shall immediately deliver and/or return to Seller any and all documents, plans and other items furnished to Buyer pursuant to this section.

     7.4 Closing of Branches.

     Prior to the Closing Date, Buyer shall not provide any notification to customers, regulatory agencies or any other party as to its intention to close any of the Branches.

VIII. SELLER'S EMPLOYEES

     8.1 Transferred Employees.

          (a) Buyer will offer to employ all of the Employees effective as of the Closing Date. Buyer will communicate offers of employment in accordance with legal requirements and in a form mutually acceptable to Seller and Buyer. All such Employees shall be offered employment with Buyer in all cases (i) in a position requiring comparable skills and abilities as such Employee's position with Seller on the Closing Date, (ii) with annual base salary, or weekly or hourly rate of pay which is equal to such Employee's pay with Seller on the Closing Date, (iii) at a work location not more than 30 miles from such Employee's work location with Seller on the Closing Date, and (iv) with a work schedule that is not changed by more than 10% from such Employee's work schedule with Seller on the Closing Date (a "Comparable Job Offer"). Buyer hereby agrees to pay any severance benefits to any Employee who is not offered a Comparable Job Offer and does not otherwise accept employment with Buyer in accordance with the terms set forth on Schedule 8.1(a); provided, however, that Buyer shall not pay severance pay or benefits to any Transferred Employee who is terminated for cause. Each Employee who accepts Buyer's offer of employment and commences employment with Buyer hereunder shall be referred to as a "Transferred Employee" for purposes of this Agreement. Buyer hereby agrees to use its reasonable best efforts to cooperate with Seller in obtaining, in connection with any acceptance of an offer of employment with Buyer, an executed release from such Transferred Employee providing that Seller and its Affiliates shall not be responsible for any severance claims or obligations for such Transferred Employee with respect to any severance plan, policy or practices of Seller or any of its Affiliates or predecessors. With respect to any Employee who accepts an offer of employment from Buyer who on the Closing Date is on military leave, sick leave, maternity leave, short-term disability or other leave of absence approved by Seller (but excluding any Employee absent by reason of long-term disability, for whom Seller will retain all liability), except as required by applicable law, Buyer need only employ such Employee for the period beginning after such absence if such Employee returns to employment in accordance with the terms of such Employee's leave. Any such Employee will cease employment with Seller at the end of such leave of absence.

          (b) Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date.

          (c) Seller agrees that, for a period of one (1) year following the Closing Date, Seller will not employ or attempt to employ any employee of the Branches not listed in
     Schedule 6.3(h) at one of Seller's facilities within fifty
     (50) miles of any of the Branches; provided, that Seller shall not be precluded from hiring any Employee who has been terminated by Buyer.

     8.2 Certain Other Obligations of Buyer.

          (a) (i) Following the Closing, Buyer shall not have any liability or obligation under any Benefit Plans or any other program or arrangement of Seller or an ERISA Affiliate thereof under which any current or former employee of Seller or any of its Affiliates has any right to any benefits;

           (ii) Upon the Closing, the participation of Transferred Employees in the Benefit Plans shall cease in accordance with the terms of such plans; and

           (iii) With respect to the Transferred Employees, Seller shall be responsible for any welfare benefits or claims which, by reason of events which take place on or prior to the Closing Date, become payable under the terms of any Welfare Benefit Plan. With respect to Transferred Employees, Buyer shall be responsible for any welfare benefits or claims which become payable by reason of events that take place after the Closing Date.

          (b) (i) From and after the Closing Date, Buyer shall provide the Transferred Employees with employee benefit plans, programs, and arrangements (including a "group health plan" within the meaning of Section 5000(b)(1) of the Code) that are no less favorable in the aggregate than the employee benefit plans, programs, and arrangements generally provided on the Closing Date to other similarly situated employees of Buyer; provided, however, that Buyer shall not pay severance pay or benefits to any Transferred Employee who is terminated for cause. Subject to the terms and conditions of such arrangements, such Transferred Employees will be fully eligible to participate in Buyer's bonus and other incentive arrangements from the commencement of such Transferred Employees employment with Buyer to the same extent as Buyer's similarly situated employees;

           (ii) Buyer will grant for purposes of vacation benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees under the Welfare Benefit Plans. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer, and such plans and programs shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under the respective Welfare Benefit Plans to the extent that such Transferred Employees are covered by the Welfare Benefit Plans on the Closing Date;

          (iii) Buyer shall take whatever action is necessary, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for all purposes (including any waiting period) under Buyer's defined contribution pension plan for all periods of service credited to each such Transferred Employee under the Seller's defined contribution pension plan. As soon as reasonably practicable after the Closing Date, Seller shall provide to Buyer such information as Buyer reasonably requires to establish the service for the Transferred Employees credited under the Seller's defined contribution pension plan;

(iv) As of the Closing Date, Seller will permit participants in
           Seller's defined contribution pension plan who become
           Transferred Employees to initiate a distribution from Seller's 401(k) plan;

          (v) Buyer shall take whatever action is necessary, including amendment of its defined benefit pension plan, to grant to each Transferred Employee past service credit for service which has been granted under Seller's defined benefit pension plan, for all purposes, other than benefit accrual, under Buyer's defined benefit pension plan; and

          (vi) Buyer shall provide coverage under Buyer's severance plan, policies and practices for each Transferred Employee as of the Closing Date. For a period of twelve
     (12) months following the Closing Date any Transferred Employee who shall be entitled to any such severance shall receive from Buyer the greater of the benefits under either Buyer' severance plan, policies and practices or Seller's current severance plan, policies and practices; provided, however, that Buyer shall not pay severance to any employee terminated for cause.

     8.3 Training.

     Seller shall permit Buyer to train the Transferred Employees before Closing with regard to Buyer's operations, policies and procedures at Buyer's sole cost and expense. To the extent reasonable, and with the mutual agreement of Buyer and Seller, this training shall take place outside of business hours and may take place at the Branches

IX.  CLOSING AND CONDITIONS TO CLOSING

     9.1  Time and Place of Closing.

          The Closing shall be on a date mutually agreed upon by the parties (the "Closing Date"), which shall be on a Friday and shall be not less than 45 calendar days after the last regulatory approval necessary for the Closing has been obtained by Buyer (without regard to any statutory waiting periods following such approval). Buyer understands and agrees that Seller desires to effect the Closing on February 9, 2001 and no later than March 30, 2001. The Closing shall take place at Seller's offices located at One First Union Center, Charlotte, North Carolina 28288, at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties. Alternatively, the Closing may be effectuated through the use of the mails and by telefax.

     9.2 Exchange of Closing Documents.

          The parties shall exchange drafts of all documents to be delivered at the Closing (other than the Closing Statement) at least ten Business Days prior to the Closing Date.

     9.3 Buyer's Conditions to Closing.

          Buyer's obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions:

          (a) the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement (No regulatory approval so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted (including, without limitation, any requirement for Buyer to raise additional capital) in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement);

          (b) the representations and warranties of Seller in this Agreement being true and correct as of the Closing Date (except that representations and warranties as of a specified date need be true and correct only as of such date); (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.3(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Seller Material Adverse Effect") do not constitute or give rise to, and are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Seller Material Adverse Effect), and all covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects (but without duplication of any standard of materiality set forth in any such covenant or condition);

          (c) Seller's delivery to Buyer of the following documents in form and substance reasonably satisfactory to
     Buyer:

               (i) Subject to Section 7.3, special warranty deeds conveying the Owned Real Property;

              (ii) bills of sale, powers of attorney, assignments and other instruments of transfer sufficient to convey to Buyer all of Seller's right, title, and interest in and to the remaining Assets;

             (iii) a certificate executed by an appropriate officer of Seller attesting, to the officer's best knowledge, to Seller's compliance with the conditions set forth in Section 9.3(b);

               (iv) landlord consents, to the extent required by the terms of the Real Property Lease, and estoppel certificates executed by the lessors of the Leased Facilities, to the extent Seller can obtain such estoppel certificates using its reasonable efforts and without the payment of any fees to such lessors in excess of $500 for each such estoppel certificate;

               (v) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan account included in the Deposits and designation of Buyer or its Affiliate as successor trustee or custodian with respect thereto, as contemplated by
          Section 2.9;

               (vi) possession of the Branches and the Fixed
          Assets subject to Section 6.6 and Section 7.3; and

               (vii) FIRPTA Affidavit complying with the requirements of Section 1445 of the Internal Revenue
          Code of 1986, as amended; and

               (viii)a Seller's affidavit reasonably acceptable to Seller and sufficient to delete standard title exceptions for mechanic's liens and parties in possession.

          (d) Buyer's agreement to receive the Closing Statement and the Settlement Payment as provided in Section 3.2.

          (e) No other Material Defects shall have arisen after the expiration of the 45 day period set forth in Section
     7.3(b)(i)

          (f) Such other documents necessary to effect the transactions contemplated hereby as Buyer shall reasonably request.

     9.4 Seller's Conditions to Closing.

          Seller's obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions:

          (a) the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement (No regulatory approval so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted (including, without limitation, any requirement for Seller to raise additional capital) in a manner which in the reasonable judgment of the Board of Directors of Seller would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement);

          (b) the representations and warranties of Buyer in this Agreement being true and correct as of the Closing Date (except that representations and warranties as of a specified date need be true and correct only as of such date); (provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 9.4(b), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Buyer Material Adverse Effect") do not constitute or give rise to, and are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Buyer Material Adverse Effect), and all covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects (but without duplication of any standard of materiality set forth in any such covenant or condition);

          (c) Buyer's delivery to Seller of the following documents in form and substance reasonably satisfactory to
     Seller:

               (i) one or more executed assumptions of the Real
          Property Leases;

               (ii) one or more executed instruments assuming the remaining Liabilities; and

               (iii) a certificate executed by an appropriate officer of Buyer attesting, to the officer's best knowledge, to Buyer's compliance with the conditions set forth in Section 9.4(b).

     9.5 Survival of Representations, Warranties and Covenants.

          Unless provided otherwise in this Agreement, Buyer's and Seller's representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive for a period of one year following the Closing Date. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly set forth in this Agreement; provided that the agreements and covenants set forth in Section 11.12 shall survive the Closing or any termination of this Agreement.

X. TERMINATION

     10.1 Termination by Either Party.

          Either party may terminate this Agreement upon written notice to the other if:

          (a) as a result of any material breach of any representation, warranty or covenant of Seller (in the case of a termination by Buyer) or of Buyer (in the case of termination by Seller), the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within 30 days thereafter;

          (b) the Closing does not occur within two hundred seventy (270) days after the date of this Agreement; provided, however, that Seller may not terminate this Agreement pursuant to this paragraph (b) to the extent that the failure of the Closing to occur within such period arises out of or results from the actions or omissions of Seller, and that Buyer may not terminate this Agreement pursuant to this paragraph (b) to the extent that the failure of the Closing to occur within such period arises out of or results from the actions or omissions of Buyer; or

          (c)  the other party so agrees in writing.

          The termination of this Agreement under subsection (a) shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

XI. MISCELLANEOUS

     11.1 Continuing Cooperation.

          (a) On and after the Closing Date, Seller agrees to execute, acknowledge and deliver such documents and instruments as Buyer may reasonably request to vest in Buyer the full legal and equitable title to the Assets and Liabilities.

          (b) On and after the Closing Date, Buyer shall execute, acknowledge and deliver such documents and instruments as Seller may reasonably request to relieve and discharge Seller from its obligations with respect to the Liabilities.

          (c) Seller and Buyer shall cooperate with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

          (d) Except as provided in Section 7.2, no interest in or right to use First Union National Bank's logo or the name "First Union" or any other similar word, name, symbol or device in which Seller has any interest by itself or in combination with any other word, name, symbol or device, or any similar variation of any of the foregoing (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 7.2, Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Buyer of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Seller from any and all claims (and all expenses, including reasonable attorneys' fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by Buyer.

          (e) Buyer agrees to provide reasonable assistance and cooperation, at no expense to Buyer, to Seller and its Affiliates in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Seller's or its Affiliates and the Branches ("Seller's Litigation"). In addition, Buyer shall facilitate, without expense to Buyer, the reasonable availability to Seller of the Transferred Employees, without the need for issuance of any subpoena or similar process, to testify or assist Seller in the Seller's Litigation.

     11.2 Merger and Amendment.

          This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

     11.3 Dispute Resolution.

          (a) Neither Seller nor Buyer shall assert any claim arising out of or relating to this Agreement (except with respect to claims to be handled under the Working Agreement or submitted to the Mediator under Section 3.2(c)), unless:

               (i) except for claims arising under or in respect of Sections 2.4, 2.5, or 11.1(d), the amount in dispute with respect to any claim exceeds $5,000;

               (ii) except for claims arising in respect of Sections 2.4, 2.5 or 11.1(d), the aggregate amount of all claims by Buyer or Seller (as the case may be) which satisfy the preceding clause exceeds $100,000, in which case a claim may be asserted only to the extent that such threshold has been exceeded;

               (iii)  except for claims arising under Sections
          2.4, 2.5, or 11.1(d), the aggregate amount of all claims by Buyer or Seller (as the case may be) shall not exceed the Amount of Premium; and

               (iv) except for claims arising under Sections 2.4,
          2.5 or 11.1(d), the notification required by Section
          11.3(b) (if any) is given on or before the first anniversary of the Closing Date.

          (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as provided in this subsection
     (b). Either party shall give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within 30 days of the disputing party's notice, or if the parties fail to meet within ten days, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this subsection (b) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, applicable state rules of evidence, and common law. The procedures set forth above will be followed in advance of litigation of any dispute between the parties; nevertheless, either party may seek a preliminary injunction or other provisional judicial relief if in its judgment such an action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this subsection (b).

          (c) Neither party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement. The sole recourse and remedy of a party hereto for breach of this Agreement by the other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

     11.4 Indemnification.

          After the Closing Date, and unless otherwise provided in the Agreement:

          (a) Except as otherwise provided in this Agreement, Buyer shall indemnify, hold harmless and defend Seller, its Affiliates, and their respective officers, directors, agents and employees (collectively, the "Seller Group") from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees, consultant fees, and expenses) which any of the Seller Group shall receive, suffer or incur arising out of or resulting from
     (a) transactions or operations of the Branches after the Closing Date, and/or (b) the breach of any representation, warranty or covenant made by Buyer in and/or pursuant to this Agreement.

          If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Buyer with reasonable promptness; provided, however, that any failure by Seller to notify Buyer shall not relieve Buyer from its obligations hereunder, except to the extent that Buyer is actually prejudiced by such failure to give notice. Buyer shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller (in such event, the counsel designated by Seller shall be at Seller's own cost and expense). Buyer shall be liable for any settlement of any claim or lawsuit against Seller made with Buyer's written consent, which consent shall not be unreasonably withheld.

          (b) Except as otherwise provided in this Agreement, Seller shall indemnify, hold harmless and defend Buyer, its Affiliates, and their respective officers, directors, agents and employees (collectively, the Buyer Group") from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees, consultant fees, and expenses) which any of the Buyer Group shall receive, suffer or incur arising out of or resulting from
     (a) any liability of Seller not assumed by Buyer hereunder, and/or (b) the breach of any representation, warranty or covenant made by Seller in and/or pursuant to this Agreement. If any claim or lawsuit is made or commenced as to which Buyer proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure by Buyer to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent the Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Buyer and any counsel designated by Buyer (in such event the counsel designated by Buyer shall be at Buyer's own cost and expense). Seller shall be liable for any settlement of any claim or lawsuit against Buyer made with Seller's written consent, which consent shall not be unreasonably withheld.

          (c) Any claims for indemnification brought under this Section shall be subject to the provisions of Section 11.3.

     11.5 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.




     11.6 Exhibits and Schedules.

          All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

     11.7 Assignment.

          This Agreement is not assignable by either party;
provided, however, that this Agreement may be assigned to an Affiliate of either party with the written consent of the other party, which shall not be unreasonably withheld.

     11.8 Headings.

          The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

     11.9 Notices.

          Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), or when delivered by facsimile transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

     If to Seller to: Janet J. Hemming
                     Senior Vice president
                     First Union National Bank
                     1525 West W.T. Harris Boulevard
                     Charlotte, North Carolina  28288-0909
                     Facsimile:  (704) 590-0997

     with a copy to: Mark C. Treanor, Esq.
                     Executive Vice President
                      and General Counsel
                     First Union Corporation
                     One First Union Center
                     Charlotte, North Carolina 28288-0013
                     Facsimile: (704) 374-3425

     If to Buyer to: J. Kimbrough Davis
                     Capital City Bank
                     217 North Monroe Street
                     Tallahassee, Florida 32301
                     Facsimile: (850) 878-9150

     with a copy to: Michael V. Mitrione, Esq.
                     Gunster, Yoakley & Stewart, P.A.
                     777 South Flagler Drive, Suite 500 East
                     West Palm Beach, Florida 33401
                     Facsimile: (561) 655-5677



     11.10  Expenses.

            Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement; provided, however, that Buyer shall pay all fees and expenses associated with Buyer's regulatory application process. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

     11.11  Communications.

            During the period from the date of this Agreement to the Closing Date, Buyer and Seller shall not communicate with the Employees, depositors, or customers of the Branches, except as specifically required by the relevant regulatory agencies as part of the approval process, or as specifically provided for herein:

           (a) As soon as practicable following the date of this Agreement, Seller and Buyer shall jointly communicate, at Buyer's and Seller's equal expense, with the Employees, depositors or customers of the Branches advising them of the transactions contemplated by this Agreement. Such communication shall be in form and substance mutually satisfactory to the parties hereto and to any regulatory authorities as may be required by applicable law or regulation. Any and all public announcements or press releases by either party must comply with Section 11.12 of this Agreement.

          (b) With the exception of the communications provided for in paragraph (a) above, and in Section 8.1 (to the extent necessary to convey an offer of employment), Buyer may not communicate with the Employees, depositors and other customers of the Branches without the prior consent of Seller. Any such permitted communications may not interrupt or interfere with the normal operations of the Branches, and shall be at Buyer's sole cost and expense. Notwithstanding anything to the contrary in the foregoing, Buyer and Seller agree that it is in their mutual best interest to facilitate Buyer's written and/or oral communications with the Employees regarding the transactions contemplated in this Agreement; Seller, therefore, will use its reasonable best efforts to consent to Buyer's communications with employees as soon as practicable after Buyer's request, and, after granting such consent, Seller shall use its reasonable best efforts to facilitate Buyer's written and/or oral communications with the Employees.

          (c) In addition to the communications provided for in paragraph
     (a) above, with regard to Seller's communications specific to the Branches and related to the transactions contemplated by this Agreement, Seller at its own cost and expense may communicate, upon the prior consent of Buyer (and after Buyer has received a copy of any communications which are in writing), where such consent shall be presumed if Buyer has not objected to such communication within 24 hours after receiving notice, with the Employees, depositors and other customers of the Branches at such times and in such form as deemed appropriate by Seller; provided, that no such communication shall recommend any actions by any person that shall be in contravention with the terms of this Agreement or reflect adversely upon Buyer.

     11.12  Public Announcements.

            Each party shall consult with the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and, prior to such announcement or other public communication, shall mutually agree upon the substance and timing thereof.

     11.13  Governing Law; Jurisdiction.

            This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within the State of Florida; provided, however, that with respect to issues arising from or relating to the Owned Real Property, governing law is the law of the situs of the respective Owned Real Property.

     11.14  No Third Party Beneficiaries.

            The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Buyer.

     11.15  Brokers-Finders.

            (a) Buyer hereby represents and warrants to Seller that it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Buyer agrees to indemnify Seller against any claim arising out of any such employment of or agreement to retain any such broker or finder by Buyer.

            (b) Seller hereby represents and warrants to Buyer that it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify Buyer against any claim arising out of any such employment of or agreement to retain any such broker or finder by Seller.


     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date written on page one of this Agreement.



                         CAPITAL CITY BANK


                         By: /s/ William G. Smith, Jr.
                         Its: Chairman


                         FIRST UNION NATIONAL BANK


                         By: /s/ Percy Blackburn, III
                         Its: Senior Vice President




                           EXHIBITS
                           --------

A   Working Agreement
B   Closing Statement
C   Adjusted Closing Statement



                           SCHEDULES
                           ---------

1.1a   Branches and ATM Service Facilities
1.1(d) GA Consumer Loans with Credit Life Insurance
1.1(c) GA Fixed Assets
4.4(g) and 4.13 Waynesboro Main Branch - Lease
6.3(h) Employee Movement as of 10/02/2000
8.1    GA - HR Employee List



Copies of the above exhibits and schedules will be provided to the Securities and Exchange Commission upon request.


WPB/Word/563395.1